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                                 EXHIBIT No. 11

                                  IMATRON INC.
                        Computation of Per Share Earnings
                      (In thousands, except per share data)

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                                              Year ended                 Year ended                 Year ended
                                          December 31, 1995          December 31, 1994          December 31,1993
                                          -----------------------    ------------------------   -----------------------
PRIMARY
   Average shares outstanding                             57,598                      53,059                    47,865
   Conversion of preferred stock                               -                       6,539                         -
   Net effect of dilutive stock
     options based on the
     treasury stock method using
     the average market price                                  -                       1,746                         -
   Net effect of dilutive stock
     warrants based on the
     treasury stock method using
     the average market price                                  -                         758                         -
                                          -----------------------    ------------------------   -----------------------
                      TOTAL                               57,598                      62,102                    47,865
                                          -----------------------    ------------------------   -----------------------
   Net income                             $               (2,449)    $                 2,310    $                (2,871)
                                          -----------------------    ------------------------   -----------------------
   Net income per share                   $                 (.04)    $                   .04    $                  (.06)
                                          -----------------------    ------------------------   -----------------------
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